Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

The undersigned, for purposes of amending the Restated Certificate of Incorporation, as amended (the “Certificate”) of Cognizant Technology Solutions Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Cognizant Technology Solutions Corporation (the “Corporation”).

SECOND: The Certificate was filed with the Office of the Secretary of State of the State of Delaware on February 7, 2003 and was amended on May 26, 2004 and on June 13, 2006.

THIRD: That Article IV, Section A of the Certificate is hereby amended to read, in its entirety, as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,015,000,000 shares, consisting of (i) 1,000,000,000 shares of Class A Common Stock, $0.01 par value per share (“Common Stock”) and (ii) 15,000,000 shares of Preferred Stock, $0.10 par value per share (“Preferred Stock”).”

FOURTH: That Article VII of the Certificate is hereby amended to read, in its entirety, as follows:

“The Board of Directors shall be authorized to make, amend, alter, change, add to or repeal the By-Laws of the corporation in any manner not inconsistent with the laws of the State of Delaware. The affirmative vote of the holders of at least 66 2/3 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to make, amend, alter, change, add to or repeal any provision of the By-Laws of the corporation.”

FIFTH: That the last sentence of Article VIII, Section (1) of the Certificate is hereby amended to read, in its entirety, as follows:

“Directors may be removed only by the affirmative vote of at least 66 2/3 percent in voting power of all outstanding shares of the corporation entitled to vote generally in the election of directors, voting as a single class.”

SIXTH: That Article XI, Section (2) of the Certificate is hereby amended to read, in its entirety, as follows:

“Notwithstanding anything else contained in this Restated Certificate of Incorporation or the By-laws of the corporation to the contrary, the affirmative vote of the holders of at least 66 2/3 percent in voting power of all the outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to amend, alter, change, add to or repeal any provision of Article VII, Article VIII, Article IX or this Article XI or to adopt any provision inconsistent herewith.”

SEVENTH: Except as expressly amended herein, all other provisions of the Certificate shall remain in full force and effect.

EIGHTH: That the foregoing amendments were duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Restated Certificate of Incorporation this 2nd day of June, 2011.

By:	/s/ Francisco D’Souza
Name:	Francisco D’Souza
Title:	President and Chief Executive Officer

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